Exhibit 10.2

June 11, 2024

Emile Chammas

Dear Emile,

On behalf of Sealed Air Corporation (the “Company,” “we” or “us”), I am pleased to confirm with you the terms of your new retention award, effective upon the appointment of the Company’s new Chief Executive Officer.

1.
Effective Date, New Position, and Duties. Effective upon the appointment of the Company’s new Chief Executive Officer (the “Transition Date”), you will cease to be the Company’s Interim Co-President and Co-Chief Executive Officer and you will become the Company’s Senior Vice President, Chief Operating Officer. You will report to the Company’s Chief Executive Officer and will perform such services as may reasonably be assigned to you by the Chief Executive Officer.

2.
Retention Award. In recognition of your importance to the Company’s long-term success, you are eligible to receive a retention award with a grant date value of $2,000,000, comprising cash and time-based restricted stock units (“RSUs”).

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Cash Retention Award. If you remain continuously employed by the Company, in good standing, from the Transition Date through the first anniversary of the Transition Date, the Company will pay to you a cash retention bonus of $1,000,000 (the “Cash Retention Bonus”). Your right to the Cash Retention Bonus will be forfeited if your employment with the Company terminates for any reason before such first anniversary; provided that if the reason for termination is termination by the Company without Cause or your resignation for Good Reason (each as defined in the Executive Severance Plan) and, in either case, you satisfy the requirements to receive severance under the Executive Severance Plan, you will receive the full Retention Bonus within 60 days after your termination.

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RSU Retention Award. Contingent on your consent to cancel your ESG performance awards (“ESG PSUs”), granted on February 21, 2023, you will receive an award of RSUs granted under the Company’s 2014 Omnibus Incentive Plan (or any successor plan) with a grant date value of $1,000,000. This award will be granted to you on or around August 15, 2024. The number of RSUs will be determined by dividing $1,000,000 by the closing price of the Company’s common stock on August 15, 2024, rounded up to the next whole RSU. The RSUs will vest on the first anniversary of the grant date, subject to earlier vesting in case of your death or disability or your involuntary termination following a change in control of the Company in accordance with the Company’s standard form of RSU award agreement. The settlement date(s) will be set to avoid adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended. The award will be evidenced by a formal award agreement reflecting these terms, which will be the governing document for the award.

3.	Miscellaneous.

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At-Will Employment. Your employment with the Company will continue to be at-will. This means either you and/or the Company will be free to terminate this employment relationship at any time, with or without cause (subject to your rights under the Executive Severance Plan described below).

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Successors and Assigns. This letter shall inure to the benefit of and be binding upon (i) the Company and its successors and assigns and (ii) you and your heirs and legal representatives, except that your duties and responsibilities under this letter that are of a personal nature and will not be assignable or delegable in whole or in part without our prior written consent.

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Entire Agreement. This letter sets forth the entire present agreement of the parties concerning your retention award. There are no promises, understandings, representations, or warranties of any kind concerning those subjects except as expressly set forth herein. Any modification of this letter must be in writing and signed upon the express consent of all parties. Any attempt to modify this letter, orally, or in writing not executed by all parties, will be void.

•	Governing Law. This letter shall be governed and interpreted in accordance with the laws of the State of North Carolina without regard to the State’s conflicts of law principles.

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Withholding. All compensation (including imputed compensation) is subject to withholding for taxes and other amounts at such times and in such amounts as the Company determines to be required by applicable law. Regardless of the amount withheld, you are solely responsible for all taxes in respect of compensation from employment, except the employer’s share of employment taxes.

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Section 409A. This letter is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption thereto, and, to the extent necessary in order to avoid the imposition of an additional tax on you under Section 409A of the Code, payments may only be made under this letter upon an event and in a manner permitted by Section 409A of the Code. Any payments or benefits that are provided upon a termination of employment shall, to the extent necessary in order to avoid the imposition of any additional tax on you under Section 409A of the Code, not be provided unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. Notwithstanding anything in this letter to the contrary, if you are considered a “specified employee” (as defined in Section 409A of the Code), any amounts paid or provided under this letter due to your separation from service shall, to the extent necessary in order to avoid the imposition of an additional tax on you under Section 409A of the Code, be delayed for six months after your “separation from service” within the meaning of Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum within 10 calendar days after the end of the 6-month period. If you die during the 6-month postponement period prior to the payment of benefits, the amounts the payment of which is deferred on account of Section 409A of the Code shall be paid to the personal representative of your estate within 60 calendar days after the date of your death. For purposes of Section 409A of the Code, the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. The Company makes no representations that the payments and benefits provided under this letter comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of noncompliance with Section 409A of the Code.

Emile, we are most enthusiastic about your new role on our team. If these provisions are agreeable to you, please sign one copy of this letter and return it to me as soon possible.

Sincerely,

/s/ Henry R. Keizer
Henry R. Keizer
Chair of the Board of Directors

ACCEPTED

/s/ Emile Chammas	June 11, 2024
Emile Chammas	Date